                                                                                                                      EXHIBIT 10(g)

                                                          Acxiom Corporation
                                                   Leadership Team Compensation Plan
                                                           Fiscal Year 2005

         Compensation for Acxiom's leadership is based upon principles designed to align leadership compensation with business strategy, Acxiom values and management initiatives.  The Plan is designed to:

                o  align the leaders' interests with the stockholders' and investors' interests,
                o  motivate the leaders to achieve the highest level of performance,
                o  retain key leaders by linking executive compensation to Acxiom performance, and
                o  attract the best candidates through competitive, growth-oriented plans.

         The resulting compensation strategy is targeted to provide an overall level of compensation opportunity that is competitive within the markets in which Acxiom competes, as well as within a broader group of companies of comparable size and complexity.
Actual compensation levels may eventually be greater than or less than the average competitive market levels, based upon the achievement of Acxiom, as well as upon individual performance.

Components of Compensation

         Compensation paid to Acxiom's leaders consists of the following:  base pay, cash incentive pay, and long-term incentive compensation ("LTI"). The compensation system contains varying compensation levels for determining cash incentive pay and LTI, which provides flexibility in establishing appropriate compensation packages for Acxiom's leadership.  The Plan provides for increasingly large percentages of total compensation being weighted towards cash incentive pay and, to an even greater degree, toward LTI. The higher the compensation level, the greater the overall percentage of cash incentive pay and LTI.

         Base Pay - Base pay levels are largely determined through market comparisons.  Actual salaries are based on individual performance contributions and the use of market surveys for comparable companies and positions.  Base salaries for Acxiom's senior leadership are targeted to represent 35-40% of total compensation, which includes the annual cash incentive pay and LTI compensation.  For other corporate, group and business unit level leaders, base salaries are targeted at 40-70% of total compensation.

         Cash Incentive Pay - Cash incentive pay is targeted to represent 25% of total compensation for the senior leadership team and 15-25% for other corporate, group and business unit leaders.  For the first two quarters of fiscal year 2005, all cash incentive payments will be based solely on specified revenue targets being met.  For the remainder of the year, for the Sales and Client
Services organization, 70% of the cash incentive opportunity is based upon revenue and gross margin targets. For this portion, there is an over-attainment opportunity of up to 20% for exceeding those targets.  The remaining 30% is based upon the Company's earnings per share target.  The cash incentive opportunity for all other organizations is largely determined by meeting company revenue, expense and earnings per share targets.  Any over-attainment payments are subject to approval by the Company's Internal Compensation
Committee.

         Long-Term Incentive Compensation  - The terms of  the FY05 long-term incentive plan have not yet been determined.  The
Committee is currently evaluating external market and regulatory developments regarding stock option grants and will determine the terms of any long-term incentive compensation prior to August 2004.

           Supplemental Executive Retirement Plan - All members of Acxiom's leadership team are eligible to participate in the
Supplemental Executive Retirement Plan ("SERP"), by contributing up to 100% of their pretax income into the plan.  Acxiom matches at a rate of $.50 on the dollar up to the first 6% of the leadership team members' combined contributions under both the SERP and
Acxiom's 401K Retirement Plan.  The Acxiom match is paid in Acxiom common stock.

         Other Compensation Plans - Acxiom maintains certain broad-based employee benefit plans in which leadership team members are permitted to participate on the same terms as non-leadership team associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.